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                                                                   EXHIBIT 10.30

                           OPTION EXTENSION AGREEMENT

                                   WITNESSETH:

          This Agreement dated 7th day of April, 2001, is made between PRIMEDIA Inc. a Delaware corporation (the "Company"), and Charles G. McCurdy, an employee of the Company (the "Optionee").

          WHEREAS the Company wishes to extend the Optionee's previous grant of options to purchase 1,400,000 shares of PRIMEDIA Inc. common stock at the strike price of $5.00 per share which would otherwise expire on May 13, 2002 (the "Options"); and

          WHEREAS the Company's Compensation Committee (the "Committee"), appointed to administer the Plan, has determined that it would be to the advantage and in the best interest of the Company and its stockholders to grant to Optionee an extension of said Options as an incentive for increased efforts during the Optionee's term of office with the Company.

          NOW, THEREFORE, the Company and the Optionee agree as follows:

          SECTION 1.01 PRIMEDIA INC. AS SUCCESSOR TO K-III COMMUNICATIONS

          (a) The Company is the successor to K-III Communications Corporation, a Delaware corporation ("Communications"), in respect of two Non-Qualified Stock Option Agreements dated May 13, 1992 (the "May 13, 1992 Option Agreements") between Communications and the Optionee.

          (b) All references to Communications in the May 13, 1992 Option Agreements apply to the Company.

          SECTION 1.02 EXTENSION OF OPTIONS AND TIME TO EXERCISE

          (a) The right of the Optionee to exercise one million (1,000,000) of the options granted by the May 13, 1992 Option Agreements is hereby extended for an additional 10-year period from the tenth anniversary of the Grant Date as that term is defined in the May 13, 1992 Option Agreements, and the said options shall therefore expire on May 13, 2012.

          (b) The right of the Optionee to exercise four-hundred thousand (400,000) of the options granted by the May 13, 1992 Option Agreements is hereby extended for an additional 5-year period from the tenth anniversary of the Grant Date as that term is defined in the May 13, 1992 Option Agreements, and the said options shall therefore expire on May 13, 2007.
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          (c)  Pursuant to the terms of the May 13, 1992 Option Agreements, all of said options have been fully vested.

          (d) Pursuant to the terms of the May 13, 1992 Option Agreements, the exercise price of said options is $5.00.

          (e) The Section 3.2 (c) of May 13, 1992 Option Agreements are amended to read as follows: "(c) 45 days with respect to options expiring prior to 2012 and 90 days with respect to options that expire in 2012, in each case, after termination of employment of the Optionee for any reason other than death, Permanent Disability or Retirement; or"

          (f) Except as specifically set forth herein to the contrary, all other terms and conditions of the May 13, 1992 Option Agreements shall remain in full force and effect.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                                     PRIMEDIA Inc.


                                                     By: /s/ Beverly C. Chell
                                                         -----------------------
                                                     Title: Vice Chairman
                                                            --------------------

          CHARLES G. McCURDY

          /s/ Charles G. McCurdy
          ----------------------

          Taxpayer Identification Number

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